UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                              (Amendment No. ____)*

                              Immunicon Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.001 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    45260A107
                                 --------------
                                 (CUSIP Number)


                                December 31, 2004

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|_|      Rule 13d-1(c)
|X|      Rule 13d-1(d)



----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 45260A107                  13G                      Page 1 of 17 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             MDS Capital Corp.

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Ontario, Canada

------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       1,243,977
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       0
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       1,243,977
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,243,977

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.39%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             CO

------------ -------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 45260A107                  13G                      Page 2 of 17 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             MDS Life Sciences Technology Fund Limited Partnership

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Ontario, Canada

------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       830,860
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       0
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       830,860
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             830,860

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.6%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             PN

------------ -------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 45260A107                  13G                      Page 3 of 17 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             MDS Life Sciences Technology Fund USA, L.P.

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware, USA

------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       196,450
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       0
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       196,450
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             196,450

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.85%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             PN

------------ -------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 45260A107                  13G                      Page 4 of 17 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             MDS Life Sciences Technology Barbados Investment Trust

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Barbados
------------ --------- ---------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              144,189
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       0
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       144,189
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       0
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             144,189

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.62%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             OO

------------ -------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 45260A107                  13G                      Page 5 of 17 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             SC Biotechnology Development Fund LP

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       216,667
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       0
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       216,667
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             216,667

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.93%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             PN

------------ -------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 45260A107                  13G                      Page 6 of 17 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             MDS Life Sciences Technology Fund (GP) Inc.

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Ontario, Canada

------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       830,860
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       0
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       830,860
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             830,860

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.6%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             CO

------------ -------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 45260A107                  13G                      Page 7 of 17 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             MDS Capital USA (GP) Inc.

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware, USA

------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       196,450
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       0
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       196,450
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             196,450

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.85%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             CO

------------ -------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 45260A107                  13G                      Page 8 of 17 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             SC (GP) Inc.

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       216,667
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       0
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       216,667
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             216,667

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.93%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             CO

------------ -------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 45260A107                  13G                      Page 9 of 17 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             MDS Capital Management Corp.

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Ontario, Canada

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       830,860
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       0
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       830,860
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             830,860

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.6%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             CO

------------ -------------------------------------------------------------------

-------------------                                          -------------------
CUSIP No. 45260A107                  13G                     Page 10 of 17 Pages
-------------------                                          -------------------

Item 1(a).        Name of Issuer

                  Immunicon Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices

                  3401 Masons Mill Road, Suite 100
                  Huntingdon Valley, Pennsylvania
                  19006

Item 2(a).        Name of Person Filing

                  This statement is filed by: (i) MDS Capital Corp. with respect to shares of common stock $.001 par value per share ("Shares") of the Issuer beneficially owned by MDS Life Sciences Technology Fund Limited Partnership, MDS Life Sciences Technology Fund USA, L.P., SC Biotechnology Development Fund L.P., MDS Life Sciences Technology Fund (GP) Inc., MDS Capital USA (GP) Inc., and SC (GP) Inc.; (ii) MDS Life Sciences Technology Fund Limited Partnership, an Ontario limited partnership, with respect to Shares beneficially owned by it;
                  (iii) MDS Life Sciences Technology Fund USA, L.P., a Delaware limited partnership, with respect to Shares beneficially owned by it; (iv) MDS Life Sciences Technology Barbados Investment Trust, a Barbados trust, with respect to Shares beneficially owned by it; (v) SC Biotechnology Development Fund LP, a Cayman Islands limited partnership, with respect to Shares beneficially owned by it; (vi) MDS Life Sciences Technology Fund (GP) Inc., an Ontario corporation, with respect to Shares beneficially owned by MDS Life Sciences Technology Fund Limited Partnership of which it is general partner; (vii) MDS Capital USA (GP) Inc., a Delaware corporation, with respect to Shares beneficially owned by MDS Life Sciences Technology Fund USA, L.P. of which it is general partner; (viii) SC (GP) Inc., a Cayman Islands corporation, with respect to Shares beneficially owned by SC Biotechnology Development Fund LP of which it is general partner; and (ix) MDS Capital Management Corp., an Ontario corporation, with respect to Shares beneficially owned by MDS Life Sciences Technology Fund Limited Partnership.

                  MDS Life Sciences Technology Fund (GP) Inc., MDS Capital USA
                  (GP) Inc., SC (GP) Inc. and MDS Capital Management Corp. are wholly owned subsidiaries of MDS Capital Corp.

                  As a result of certain relationships, each of the Reporting Persons may be deemed to directly and/or indirectly beneficially own up to 1,388,166 Shares, representing in the aggregate approximately 6% of the outstanding Shares, based on the number of Shares reported to be outstanding as of November 8, 2004 in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004. Each Reporting Person disclaims beneficial ownership of any securities beneficially owned by any other Reporting Person.

-------------------                                          -------------------
CUSIP No. 45260A107                  13G                     Page 11 of 17 Pages
-------------------                                          -------------------

                  Due to their relationships with one another, the Reporting Persons may be deemed to constitute a "group" under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Act"), with respect to their beneficial ownership of the Shares. The Reporting Persons, however, expressly disclaim such status and declare that the filing of this Schedule 13G is not and should not be deemed an admission that any Reporting Person, for purposes of Section 13(d) of the Act or otherwise, is the beneficial owner of the Shares held by any other Reporting Person.

Item 2(b).        Address of Principal Business Office or, if none, Residence


                  The address of the principal office of (i) MDS Capital Corp. is 100 International Boulevard, Toronto, Ontario M9W 6J6; (ii) MDS Life Sciences Technology Fund Limited Partnership is 100 International Boulevard, Toronto, Ontario M9W 6J6; (iii) MDS Life Sciences Technology Fund USA, L.P. is 621 Rose Street, Lincoln, Nebraska 68502; (iv) MDS Life Sciences Technology Barbados Investment Trust is P.O. Box 1371, The Courtyard, Hastings, Christ Church, Barbados; (v) SC Biotechnology Development Fund LP is P.O. Box 1787 GT, Grand Cayman, Cayman Islands; (vi) MDS Capital Management Corp. is 100 International Boulevard, Toronto, Ontario M9W 6J6; (vii) MDS Life Sciences Technology Fund (GP) Inc. is 100 International Boulevard, Toronto, Ontario M9W 6J6; (viii) MDS Capital USA
                  (GP) Inc. is 621 Rose Street, Lincoln, Nebraska 68502; and
                  (ix) SC (GP) Inc. is P.O. Box 1787 GT, Grand Cayman, Cayman Islands.


Item 2(c).        Citizenship

                  MDS Life Sciences Technology Fund Limited Partnership is an Ontario limited partnership. MDS Life Sciences Technology Fund USA, L.P. is a Delaware limited partnership. SC Biotechnology Development Fund LP is a Cayman Islands limited partnership. MDS Capital Corp., MDS Capital Management Corp., and MDS Life Sciences Technology Fund (GP) Inc. are Ontario corporations. MDS Capital USA (GP) Inc. is a Delaware corporation. SC (GP) Inc. is a Cayman Islands corporation.


Item 2(d).        Title of Class of Securities

                  Common Stock, $.001 Par Value per Share

-------------------                                          -------------------
CUSIP No. 45260A107                  13G                     Page 12 of 17 Pages
-------------------                                          -------------------

Item 2(e).        CUSIP Number

                  45260A107


Item 3.           Not applicable

Item 4.           Ownership

                  As of the close of business on the date of this filing:

                  1.    MDS Capital Corp.

                  (a)   Amount Beneficially Owned: 1,243,977

                  (b)   Percent of Class: 5.39%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 0

                        (ii)  Shared power to vote or direct the vote: 1,243,977

                        (iii) Sole power to dispose or direct the disposition: 0

                        (iv)  Shared power to dispose or direct the disposition:
                              1,243,977

                  2.    MDS Life Sciences Technology Fund Limited Partnership

                  (a)   Amount Beneficially Owned: 830,860

                  (b)   Percent of Class: 3.6%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 0

                        (ii)  Shared power to vote or direct the vote: 830,860

                        (iii) Sole power to dispose or direct the disposition: 0

                        (iv)  Shared power to dispose or direct the disposition:
                              830,860

                  3.    MDS Life Sciences Technology Fund USA, L.P.

                  (a)   Amount Beneficially Owned: 196,450

                  (b)   Percent of Class: 0.85%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 0

                        (ii)  Shared power to vote or direct the vote: 196,450

                        (iii) Sole power to dispose or direct the disposition: 0

                        (iv)  Shared power to dispose or direct the disposition:
                              196,450

                  4.    MDS Life Sciences Technology Barbados Investment Trust

                  (a)   Amount Beneficially Owned: 144,189

                  (b)   Percent of Class: 0.62%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 144,189

                        (ii)  Shared power to vote or direct the vote: 0

                        (iii) Sole power to dispose or direct the disposition:
                              144,189

                        (iv)  Shared power to dispose or direct the disposition:
                              0

                  5.    SC Biotechnology Development Fund LP

                  (a)   Amount Beneficially Owned: 216,667

                  (b)   Percent of Class: 0.93%

                          (c) Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 0

                        (ii)  Shared power to vote or direct the vote: 216,667

                        (iii) Sole power to dispose or direct the disposition: 0

                        (iv)  Shared power to dispose or direct the disposition:
                              216,667

-------------------                                          -------------------
CUSIP No. 45260A107                  13G                     Page 13 of 17 Pages
-------------------                                          -------------------

                  6.    MDS Capital Management Corp.

                  (a)   Amount Beneficially Owned: 830,860

                  (b)   Percent of Class: 3.6%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 0

                        (ii)  Shared power to vote or direct the vote: 830,860

                        (iii) Sole power to dispose or direct the disposition: 0

                        (iv)  Shared power to dispose or direct the disposition:
                              830,860

                  7.    MDS Life Sciences Technology Fund (GP) Inc.

                  (a)   Amount Beneficially Owned: 830,860

                  (b)   Percent of Class: 3.6%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 0

                        (ii)  Shared power to vote or direct the vote: 830,860

                        (iii) Sole power to dispose or direct the disposition: 0

                        (iv)  Shared power to dispose or direct the disposition:
                              830,860

                  8.    MDS Capital USA (GP) Inc.

                  (a)   Amount Beneficially Owned: 196,450

                  (b)   Percent of Class: 0.85%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 0

                        (ii)  Shared power to vote or direct the vote: 196,450

                        (iii) Sole power to dispose or direct the disposition: 0

                        (iv)  Shared power to dispose or direct the disposition:
                              196,450

                  9.    SC (GP) Inc.

                  (a)   Amount Beneficially Owned: 216,667

                  (b)   Percent of Class: 0.93%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 0

                        (ii)  Shared power to vote or direct the vote: 216,667

                        (iii) Sole power to dispose or direct the disposition: 0

                        (iv)  Shared power to dispose or direct the disposition:
                              216,667

                  Each of the above Reporting Persons disclaims beneficial ownership of any securities beneficially owned by any other Reporting Person and disclaims that they are a "group" under
                  Section 13(d) of the Act.


Item 5.           Ownership of Five Percent or Less of a Class

                  Not applicable


Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person

                  Not applicable

-------------------                                          -------------------
CUSIP No. 45260A107                  13G                     Page 14 of 17 Pages
-------------------                                          -------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable


Item 8.           Identification and Classification of Members of the Group

                  Not applicable


Item 9.           Notice of Dissolution of Group

                  Not applicable


Item 10. Certifications

                  (a)   Not applicable

                  (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------                                          -------------------
CUSIP No. 45260A107                  13G                     Page 15 of 17 Pages
-------------------                                          -------------------

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of February 8, 2005.

MDS Capital Corp.


By: /s/ Gregory Gubitz                               By: /s/ Graysanne Bedell
    ----------------------------                         -----------------------
Name:   Gregory Gubitz                               Name:   Graysanne Bedell
Title:   Chief Operating Officer                     Title:  Vice-President -
                                                             Legal and Secretary

MDS Life Sciences Technology Fund
Limited Partnership
By: MDS Life Sciences Technology Fund
(GP) Inc.

By: /s/ Gregory Gubitz                               By: /s/ Graysanne Bedell
    ----------------------------                         -----------------------
Name:   Gregory Gubitz                               Name:   Graysanne Bedell
Title:  Vice-President                               Title:  Secretary


MDS Life Sciences Technology Fund USA, L.P.
By: MDS Capital USA (GP) Inc.

By: /s/ Gregory Gubitz                               By: /s/ Michael Mueller
    ----------------------------                         -----------------------
Name:   Gregory Gubitz                               Name:   Michael Mueller
Title:  Vice-President                               Title:  President

-------------------                                          -------------------
CUSIP No. 45260A107                  13G                     Page 16 of 17 Pages
-------------------                                          -------------------

MDS Life Sciences Technology Barbados
Investment Trust

Per:/s/ Gillian Jordan
    ----------------------------
Name:   Gillian Jordan
Title:  Trustee

SC Biotechnology Development Fund LP
By: SC (GP) Inc., its General Partner

By: /s/ John Ackerley                                By: /s/ William Walmsely
    ----------------------------                         -----------------------
Name:   John Ackerley                                Name:  William Walmsley
Title:  Directors of Cardinal                        Title: Director of Cardinal
        Investments Limited                                 Investments Limited
        (Director of SC                                     (Director of SC
        (GP) Inc.)                                          (GP) Inc.)


MDS Life Sciences Technology Fund (GP) Inc.

By: /s/ Gregory Gubitz                               By: /s/ Graysanne Bedell
    ----------------------------                         -----------------------
Name:   Gregory Gubitz                               Name:   Graysanne Bedell
Title:  Vice-President                               Title:  Secretary



MDS Capital USA (GP) Inc.


By: /s/ Gregory Gubitz                               By: /s/ Michael Mueller
    ----------------------------                         -----------------------
Name:   Gregory Gubitz                               Name:   Michael Mueller
Title:  Vice-President                               Title:  President

SC (GP) Inc.


By: /s/ John Ackerley                                By: /s/ William Walmsely
    ----------------------------                         -----------------------
Name:   John Ackerley                                Name:  William Walmsley
Title:  Directors of Cardinal                        Title: Director of Cardinal
        Investments Limited                                 Investments Limited
        (Director of SC                                     (Director of SC
        (GP) Inc.)                                          (GP) Inc.)

-------------------                                          -------------------
CUSIP No. 45260A107                  13G                     Page 17 of 17 Pages
-------------------                                          -------------------

MDS Capital Management Corp.


By: /s/ Gregory Gubitz                               By: /s/ Graysanne Bedell
    ----------------------------                         -----------------------
Name:   Gregory Gubitz                               Name:   Graysanne Bedell
Title:  Chief Operating Officer                      Title:  Vice-President -
                                                             Legal and Secretary